Exhibit 11.1

Consent of Independent Auditors

We hereby consent to the use in the Regulation A Offering Statement (Form 1A) of our report dated April 26, 2022, related to the consolidated financial statements of Madre Tierra Mining Ltd. for the year ended December 31, 2021, and for the period from incorporation on May 7, 2020 to December 31, 2020, which is part of this Offering Statement. Our report on the consolidated financial statements of Madre Tierra Mining Ltd. contains an explanatory paragraph regarding the ability of Madre Tierra Mining Ltd. to continue as a going concern.

/s/ McGovern Hurley LLP

McGovern Hurley LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Ontario

August 18, 2022